EXTENSION AGREEMENT

This Extension Agreement (the "Extension") is entered into this 10th day of February, 2004 by and between Trinity3 Corporation, a Delaware corporation ("Trinity"), Skyline Orthopedics, Inc., a California corporation ("Skyline"), and Chris McDonald, an individual and the sole shareholder of Skyline (the "Shareholder").

WHEREAS, Trinity, Skyline, and the Shareholder are parties to that certain Reorganization and Stock Purchase Agreement dated February 4, 2004 (the "Agreement");

WHEREAS, Section 4.1 of the Agreement provides for a Closing Date of February 10, 2004, or at such other place, date and time as the Parties may agree in writing;

WHEREAS, the Parties desire to extend the Closing Date until February 11, 2004.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

1.  The Closing Date as defined in Section 4.1 of the Agreement shall be February 11, 2004.

IN WITNESS WHEREOF, the Parties hereto have executed this Extension as of the date first written hereinabove.

"Trinity"	"Skyline"

Trinity3 Corporation,	Skyline Orthopedics, Inc.,
a Delaware corporation	a California corporation

/s/ Steven D. Hargreaves	/s/ Chris McDonald
By: Steven D. Hargreaves	By: Chris McDonald
Its: President	Its: President

/s/ Shannon T. Squyres
By: Shannon T. Squyres
Its: Chief Executive Officer

"Shareholder"

/s/ Chris McDonald
Chris McDonald, sole shareholder